FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

First Amendment to Purchase and Sale Agreement (this "Amendment"), dated as of February 8, 2006, by and between COLUMBIA WESTMONT ASSOCIATES, L.P., a Delaware limited partnership ("Seller"), and ARCHSTONE-SMITH OPERATING TRUST, a Maryland real estate investment trust ("Purchaser").

RECITALS:

Seller and Purchaser have previously entered into that certain Purchase and Sale Agreement, dated January 26, 2006 (the "Purchase Agreement"). Seller and Purchaser now wish to amend the Purchase Agreement as set forth herein. All initially-capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

1. Paragraph 2.4 of the Purchase Agreement is hereby amended to read in its entirety as follows:

> 2.4 Service Contracts. During the Due Diligence Period, the parties will agree as to which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing, it being agreed that Purchaser shall have no obligation to assume any Service Contracts other than those Service Contracts identified on Exhibit 2.4 attached hereto as contracts which Seller is not permitted to terminate pursuant to the terms thereof without payment of a penalty or fee (the "Non-terminable Contracts") which contracts Purchaser shall assume at Closing. Purchaser shall advise Seller which of the Service Contracts identified on Exhibit 2.4 Purchaser desires, subject to the foregoing sentence of this Paragraph 2.4, Seller to terminate and which such Service Contracts Purchaser is willing to assume. With respect to those Service Contracts Purchaser elects or is required to assume, Purchaser will, as of the Closing Date, assume the obligations arising from and after the Closing Date under such Service Contracts. Seller shall terminate at Closing all Service Contracts that are not so assumed. If Seller and Purchaser cannot agree as to which Service Contracts Purchaser will assume and which Service Contracts will be terminated at Closing during the Due Diligence Period, then Purchaser shall be deemed to have elected to assume all such Service Contracts as to which resolution was not reached. Seller shall terminate at Closing, and Purchaser shall not assume, any property management agreement affecting the Property and Seller shall also simultaneously either (a) terminate any existing lease (whether written, oral or otherwise) on the Property between Seller and any employee of the existing property management firm under which rent is waived or is discounted and assure that the subject apartment is vacated effective

as of the Closing Date, or (b) modify any such lease to provide for a then-current market rent.

2. Exhibit 2.4 to the Purchase Agreement is hereby replaced with Exhibit 2.4 attached hereto.

3. The Purchase Agreement, as amended by this Amendment, continues in full force and effect and embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. The Purchase Agreement may be further amended or supplemented only by an instrument in writing executed by both parties. If there is a contradiction between the terms of the Purchase Agreement and this Amendment, then the terms of this Agreement shall control.

4. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one instrument. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date written above.

Seller:
Columbia Westmont Associates, L.P.
By: MJL Westmont, L.L.C., a New York limited liability company, Its Managing General Partner

Date: 2/10/06

By: ______________________
Name: Michael J. Levitt
Title: Manager

"Seller"

Purchaser:
Archstone-Smith Operating Trust

Date: ______________

By: ______________________
Name: ______________________
Title: ______________________

"Purchaser"

S:\SKLAR\LEVITT\WESTMONT\Agreement of Sale\Execution Draft\First Amendment (AES).021006.DOC

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date written above.

Seller:
Columbia Westmont Associates, L.P.
By: MJL Westmont, L.L.C., a New York limited liability company, Its Managing General Partner

By:________________________________
Name: Michael J. Levitt
Title: Manager

"Seller"

Purchaser:
Archstone-Smith Operating Trust

By: [signature]
Name: Thomas S. Reif
Group Vice President
Title: Assistant General Counsel

"Purchaser"

EXHIBIT 2.4

Schedule of Contracts

Name of Vendor	Details of Contract	Start Date	Termination Date	Notes	Provisions for Termination
CURRENT CONTRACTS:					
East Coast Industrial Uniform Corp.	Rental service / laundering of maintenance uniforms	4/17/2003	4/16/2006	(1)	30 day notification for cause
Corbett Exterminating	Monthly exterminating services	12/1/2003	11/30/2006	(2)	30 day notification for cause
Nouveau Elevator Industries, Inc.	Maintenance on elevators	1/1/2001	12/31/2006	(2)	30 day notification for cause
Cambridge Security Services Corp.	PT / Weekend security guard services	1/1/2004	1/1/2007	(2)	30 day notification with or without cause
Simplex Grinnell, LP	Automatic sprinkler inspection services	3/1/2004	2/28/2007	(1)	30 day for cause, either party 90 day notification without cause
Caleco	Laundry services	6/1/1993	4/19/2010	(2)	Automatically renews unless notification 90-120 days prior to scheduled termination
A.R. Painting	Interior painting of apartment units	8/11/2005	8/10/2010	(2)	30 day notification for cause
PREVIOUS CONTRACTS TERMINATED OR EXPIRED SINCE ORIGINAL INFORMATION WAS FURNISHED TO PURCHASER:					
American Leisure Corp.	Monthly health club services	10/1/2003	Scheduled 9/30/2006	(3)	Contract Terminated 2/28/2005 for cause
Joseph Horecny	Painting occupied/unoccupied apartments	10/1/2002	9/30/2005	(4)	Contract ended 9/30/2005 and was NOT renewed
Adventaire	HVAC service contract	12/1/2004	12/1/2005	(4)	Contract ended 12/1/2005 and was NOT renewed

NOTES:

(1) Unless otherwise instructed by Purchaser, contract will NOT be renewed and work after termination date will be done on a purchase order basis
(2) Non-terminable Contract (can NOT be terminated prior to scheduled Termination Date)
(3) Contract Terminated
(4) Previous Contract has expired without renewal and work is being done on a purchase order basis